Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of MF Global Sify Securities India Private Limited

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333 – 165248) of Sify Technologies Limited of our report dated July 30, 2012 with respect to the consolidated statement of balance sheet of MF Global Sify Securities India Private Limited and its subsidiaries at March 31, 2012 and March 31, 2011 and the related consolidated income statement, consolidated statement of comprehensive income, changes in equity and cash flow for the each of the years in the two-year period ended March 31, 2012 which report appear in Sify Technologies Limited’s Annual Report on Form 20-F for the year ended March 31, 2012.

/s/ ASA & Associates
ASA & Associates
Independent Registered Public Accounting Firm
Firm Registration No. 009571N
Mumbai, India
July 30, 2012